UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 26, 2020

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 1.01.	Entry into a Material Definitive Agreement.

On October 26, 2020, Morningstar, Inc. (“Morningstar” or the “Company”) completed the issuance and sale of $350.0 million aggregate principal amount of 2.32% senior notes due October 26, 2030 (the “Notes”), in an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Note Purchase Agreement entered into on the same date (“Note Purchase Agreement”). Interest on the Notes will be paid semi-annually on each October 30 and April 30 during the term of the Notes and at maturity, with the first interest payment date occurring on April 30, 2021.

The Company expects to use the net proceeds from the offering to reduce outstanding indebtedness under the Company’s credit agreement and for general corporate purposes.

The Notes were offered and sold to institutional accredited investors in a private placement. The Company does not intend to register the Notes for resale under the Securities Act and the Notes may not be offered or sold absent such registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

The Note Purchase Agreement provides that the Company shall have a Consolidated Leverage Ratio as of the end of any fiscal quarter of not greater than 3.50 to 1.00; provided that, solely with respect to the four fiscal quarters following any Qualified Acquisition (as defined in the Note Purchase Agreement), the Consolidated Leverage Ratio determined as of the end of such four fiscal quarters shall not be greater than 4.00 to 1.00. If following a Qualified Acquisition the Consolidated Leverage Ratio exceeds 3.50 to 1.00, an incremental leverage fee of 0.75% of the aggregate outstanding principal amount of the Notes will be due with respect to each fiscal quarter beginning thereafter during which the Consolidated Leverage Ratio exceeds 3.50 to 1.00 The Note Purchase Agreement provides that the Company shall have a Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of not less than 2.50 to 1.00. The Company will not at any time permit Priority Debt to exceed 15% of Consolidated Total Assets (determined as of the last day of the most recently ended fiscal quarter of the Company).

The Company may, at its option, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and a make-whole amount determined as provided in the Note Purchase Agreement for the prepayment date with respect to such principal amount.

The Note Purchase Agreement contains restrictive covenants customary for such financings, including, among other things, covenants that place limits on the Company’s ability to incur liens on assets, transfer or sell the Company’s assets, merge or consolidate with other persons, or enter into material transactions with affiliates. The Note Purchase Agreement also contains events of default customary for such financings, the occurrence of which will permit the purchasers of the Notes to accelerate the amounts due thereunder. The Notes rank pari passu in right of repayment with the Company’s other senior unsecured indebtedness.

Morningstar’s obligations under the Note Purchase Agreement are unconditionally guaranteed by Morningstar’s subsidiaries, Morningstar Investment Management LLC, Morningstar Research Services LLC and Morningstar Ratings Holding Corp., and will in the future be guaranteed by any other domestic subsidiary of Morningstar (with certain exceptions) that contributes 10% or more of the consolidated revenue of Morningstar in any fiscal year.

This summary of the Note Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Note Purchase Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Include the following information:

(d) Exhibits.

Exhibit No.	Description
10.1	Note Purchase Agreement dated of as October 26, 2020 by and among Morningstar, Inc. and each of the Purchasers signatory thereto.
104	The Cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: October 26, 2020	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer